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                                                                    Exhibit 23.2





                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of BroadBand Technologies, Inc. dated August 19, 1996 in connection with the registration of 1,000,000 shares of the Company's common stock issuable upon exercise of outstanding warrants and to the incorporation by reference therein of our report dated February 7, 1996, with respect to the financial statements of BroadBand Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


                                           /s/ Ernst & Young LLP

                                           ERNST & YOUNG LLP

Raleigh, North Carolina
August 19, 1996